Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Brooke Deterline
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
Advanced Energy Lowers Fourth Quarter 2007 Guidance
FORT COLLINS, Colo., January 22, 2008 – Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today lowered its fourth quarter revenue guidance. The company now expects revenue of approximately $84 million versus its previous guidance of $86 million to $90 million, as weakness in the semiconductor market continued. Based on the revised revenue guidance and other charges to operating expenses, the company expects fourth quarter GAAP EPS to be in the range of $0.07 to $0.08 versus its previous guidance of $0.12 to $0.14.
“The decline of revenue during the fourth quarter was driven primarily by softness in the semiconductor industry and order delays by key OEMs. We will organize and implement cost reduction plans in light of the current market environment,” said Lawrence D. Firestone, Executive Vice President and Chief Financial Officer.
Management will provide more detail on the results and outlook on the quarterly earnings call scheduled for Thursday, February 7, 2008 at 5:00 pm eastern standard time.
About Advanced Energy®
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
AE is a publicly held company traded on Nasdaq Global Market under the symbol AEIS. For more information, go to http://www.advanced-energy.com
Source: Advanced Energy Industries, Inc.